August 10, 1999




Mr. John C. Couch

Dear John:

       This letter will confirm our understandings with respect to your retirement from Alexander & Baldwin, Inc. and all of its subsidiaries (the "Company"), effective October 1, 1999.

       1. You will remain on the payroll through September 30, 1999, and then will retire, consistent with the provisions of the A&B Retirement Plan for Salaried Employees.

       2. You will receive, under the A&B Retirement Plan for Salaried Employees, as a monthly benefit, such amount as is calculated by our actuaries, payable on a life annuity basis, commencing October 1, 1999 (see Attachment 1, Item I).

       3. You will receive, under the defined benefit portion of the A&B Excess Benefits Plan, THE LUMP-SUM PAYMENT, AS CALCULATED BY OUR ACTUARIES, in the amount of $5,516,882 (see Attachment 1,
          Item II).

       4. You will receive, under the defined contribution portion of the A&B Excess Benefits Plan, the balance of your deferred profit-sharing account (such balance was $269,364.33 as of December 31, 1998), with interest credited to the date of distribution (see Attachment 2), and with an additional amount, if any, payable in 2000, representing the excess defined contribution portion, in respect of any profit sharing distribution declared for the 1999 fiscal year (see Paragraph 5, immediately below).

       5. You will be eligible to receive a prorata share of any distribution to be made under the Alexander & Baldwin, Inc. Profit Sharing Retirement Plan, if any such distribution is declared by the Board of Directors of Alexander & Baldwin, Inc. for the 1999 fiscal year. Such prorata distribution would be paid to you at the time distributions are paid to other participants, in the year 2000.

       6. You will be entitled to receive, under the A&B Executive Survivor/ Retirement Benefit Plan, a benefit, payable for ten years, in the amount of $14,079 per month. A request will be made to the Alexander & Baldwin, Inc. Compensation and Stock Option Committee ("CSOC") to pay you THE LUMP-SUM ACTUARIAL EQUIVALENT OF SUCH BENEFIT, as calculated by our actuaries (see Attachment 1, Item III).

       7. You will be entitled to receive payments, at the rate of your current monthly salary, from October 1, 1999 through May 10, 2001 (these payments represent 5 months of accrued vacation at the rate of $57,000 per month, and 14-1/2 months of salary, at the rate of $57,000 per month). A request will be made to the CSOC to pay to you a LUMP-SUM PAYMENT, as of October 1, 1999, representing the aggregate of such monthly payments to be made through May 10, 2001.

       8. Attachment 3 sets forth the relevant information with respect to your stock options under the Alexander & Baldwin, Inc. 1989 Stock Option/Stock Incentive Plan and under the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan. With respect to the listed outstanding options under the Alexander & Baldwin, Inc. 1989 Stock Option/Stock Incentive Plan, under the terms of that plan, you will have six months from October 1, 1999 to exercise such options. With respect to options granted under the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan, pursuant to the terms of the plan, in light of your retirement, the vesting and exercisability of such options will be as indicated on Attachment 3. A REQUEST WILL BE MADE TO THE CSOC TO AMEND, EFFECTIVE AS OF OCTOBER 1, 1999, ALL OUTSTANDING STOCK OPTION AGREEMENTS BETWEEN YOU AND THE COMPANY PURSUANT TO THE ALEXANDER & BALDWIN, INC. 1989 STOCK OPTION/STOCK INCENTIVE PLAN (COLLECTIVELY THE "STOCK AGREEMENTS"), TO PROVIDE FOR THE CONTINUED EXERCISABILITY OF ALL OPTION SHARES (AS THAT TERM IS DEFINED IN THE STOCK AGREEMENTS) FOR THE PERIOD UP TO SEPTEMBER 30, 2002, PROVIDED THAT NO OPTION EXERCISE SHALL BE EXTENDED TO A DATE BEYOND THE EXPIRATION OF THE OPTION TERM (I.E., ITS ORIGINALLY-ESTABLISHED EXPIRATION
          DATE).

       9. You will be entitled to receive a prorata portion of all amounts payable to you under the 1997-1999 and 1998-2000 cycles of the Alexander & Baldwin, Inc. Three-Year Performance Improvement Incentive Plan, computed at the Target level. These prorata payments will amount to a one year and seven months', and a seven months', portion of the amounts otherwise owing (computed at the Target level) under the aforementioned cycles, respectively.

      10. In order to assist you with finalizing your personal business affairs, the Company will provide you with an office and with secretarial support at the Company's headquarters in both San Francisco and Honolulu, through March 31, 2000.

      11. During the period from October 1, 1999 through March 31, 2000, the Company will provide you with three (3) first-class, round-trip airline tickets from San Francisco to Honolulu, for which you will account, through the normal Alexander & Baldwin, Inc. expense account process.

      12. As a retiree, you will be eligible for retiree medical coverage, as provided under the Alexander & Baldwin, Inc. Retiree Health and Welfare Benefit Plan.

      13. The Alexander & Baldwin, Inc. Human Resources Department will continue to provide administrative assistance to you in connection with your medical claims.

      14. You will, of course, be eligible for any and all other benefits not mentioned above which are normally provided to retirees of Alexander & Baldwin, Inc.

      15. The Severance Agreement/Change of Control Agreement with you dated August 22, 1991, as may have been amended and restated from time to time, shall be deemed terminated as of October 1, 1999.

      16. You agree that the above sets forth all of the understandings we have with respect to the benefits which you shall receive upon your retirement.

      17. Prior to August 26, 1999, you will resign as a member of the Boards of Directors of the Company, Matson Navigation Company, Inc., A&B-Hawaii, Inc. and all of their subsidiaries.

       If you are in agreement with the above, please acknowledge your acceptance by signing and returning to me the duplicate copy of this letter.

                                   Very truly yours,

                                   ALEXANDER & BALDWIN, INC.

                                   /s/ R. J. Pfeiffer
                                   -----------------------------
                                   R. J. Pfeiffer
                                   Chairman of the Board and
                                      Authorized Signatory


ACKNOWLEDGED:

/s/ John C. Couch
----------------------
John C. Couch

Date: 8/10/99